Exhibit 10.14

STATE OF NORTH DAKOTA

PUBLIC SERVICE COMMISSION

GeoResources, Inc. Surface Coal Mining Permit GRGR-0501 Application	Case No. RC-05-173

PERMIT TO ENGAGE IN

SURFACE COAL MINING AND RECLAMATION OPERATIONS

November 2, 2005

Based on the Application for Surface Coal Mining and Reclamation Permit No. GRGR-0501 submitted by GeoResources, Inc. on March 18, 2005, and as revised through September 20, 2005, and all information and documentation contained therein, the North Dakota Public Service Commission (Commission) finds that the application meets all applicable requirements of Chapter 38-14.1 of the North Dakota Century Code (NDCC) and Article 69-05.2 of the North Dakota Administrative Code (NDAC).  On the basis of the information set forth in the application or from that otherwise available and known by the applicant, the Commission finds that:

Finding No. 1.  The permit application is accurate and complete and complies with the requirements of NDCC Chapter 38-14.1 and NDAC Article 69-05.2 [NDCC 38-14.1-21(3)(a)].

Surface Coal Mining Permit No. GRGR-0501 will allow GeoResources to conduct surface coal mining and reclamation operations on 160 acres of land in Williams County, North Dakota.  GeoResources proposes to mine an oxidized lignite known as “leonardite”.  The applicant verified that all information included in the application is true and correct to the best of his knowledge.  Commission staff conducted completeness and technical reviews to ensure that the required information was provided and mining and reclamation plans meet all applicable requirements.  The Reclamation Division sent completeness and technical deficiency letters to the applicant on April 8, 2005, July 8, 2005, and August 22, 2005.  Responses to each letter were received and appropriate changes were made to the application to address the concerns that were noted.  The Commission concludes that the application is now accurate and complete.  The applicant published the required notices in the Williston Herald and the Commission sent notices to all surface owners in the proposed permit area and to numerous local, state and federal agencies.  In addition, advisory committee members reviewed copies of the permit application.  No written objections to this permit application were received.

The applicant provided documents showing the right to disturb the surface of all lands within the proposed permit area.  The applicant has these rights based on surface leases, copies of which are included in the application.  The United States of America owns the coal interest in the permit area and the applicant has the right to mine the coal based on a coal lease issued by the Bureau of Land Management within the Department of the Interior.  A copy of the federal coal lease is also included in the application.  Special Condition No. 1 attached to the approval of this permit prohibits mining related disturbances in the permit area until the Department of the Interior approves the mine plan.

During the first part of the initial five-year permit term, mining related activities include the construction of a haulroad, stockpiling topsoil, subsoil and spoil, and the mining of leonardite from several small pits.  The initial disturbances are expected to occur in the fall of 2005.  No sedimentation ponds will be constructed within the permit area as the application proposes to use the open pit and other sediment control measures for controlling runoff.

Finding No. 2.  The applicant has demonstrated that reclamation as required by NDCC Chapter 38-14.1 and NDAC Article 69-05.2 can be accomplished under the reclamation plan contained in the permit application [NDCC 38-14.1-21(3)(b)].

Approximately 55 acres in the permit area will be mined over the entire life of the permit, with another 20 or so acres that will be used for support activities including soil and overburden stockpiles, a haulroad, and sediment control measures.  Topsoil, subsoil and overburden from the coal removal areas will be stripped using tractor/scrapers.  Reclamation of disturbed areas will be carried out using reclamation procedures that have been successful in the past and satisfy the requirements of the North Dakota law and rules.

The applicant has demonstrated that sufficient topsoil and subsoil are available to meet the soil redistribution requirements of NDAC 69-05.2-15 and the revegetation requirements of NDAC 69-05.2-22.  Although thin overburden exists in the permit area, the proposed postmining topography meets the requirements of NDCC 38-14.1-24(3) and NDAC 69-05.2-21-02.  The average postmining slope proposed in the reclamation plans is less than the average premine slope.  The reclaimed lands will be capable of supporting the premine use of cropland that currently exists in areas to be disturbed.  The predominant premining land use in the permit area is cropland.  Lesser amounts are used for native grassland and industrial/commercial (primarily roads).  The native grassland will not be disturbed by mining.  The breakdown of postmining land uses will be similar to the premine conditions.

The applicant proposes to complete all reclamation work through the initial seeding within three years following the completion of mining as required by NDCC 38-14.1-24(14).  The 180-day requirement under NDAC 69-052.-21-01(2) for completing rough backfilling and grading of spoil piles is not applicable to this permit area based on the mining methods that will be used.

Finding No. 3.  Based on the assessment of the probable cumulative impact of all anticipated mining in the area, the proposed operation has been designed to prevent material damage to the hydrologic balance outside the permit area [NDCC 38-14.1-21(3)(c)].

An assessment of the probable cumulative hydrologic impact of all anticipated mining in the area has been made as required by NDCC 38-14.1-14(1)(o).  The Commission finds that the proposed operation has been designed to maintain the quantity, quality, and hydrologic regime of surface and ground water systems in the area.  The cumulative effects of all existing and proposed mining operations should not damage the hydrologic balance outside the permit area.  The detailed cumulative hydrologic impact assessment is on file as correspondence with Permit No. GRGR-0501 in the Commission's offices.

Finding No. 4.  Lands within the permit area are not within an area designated unsuitable for surface coal mining operations, nor within areas under study or administrative proceedings under a petition to have an area designated as unsuitable for surface coal mining operations [NDCC 38-14.1-21(3)(d)].

None of the lands within the permit area have been designated unsuitable for surface coal mining operations pursuant to NDCC 38-14.1-05, nor are they within an area under study or administrative proceedings under a petition to have an area designated as unsuitable for surface coal mining operations.

Finding No. 5.  The proposed mining operation will not interrupt, discontinue, or preclude farming on alluvial valley floors that are irrigated or naturally subirrigated or materially damage the quantity or quality of water in surface or underground water systems that supply these alluvial valley floors [NDCC 38-14.1-21(3)(e)].

Based on an examination of the geologic and geomorphic characteristics, soils, and the water quality and quantity of streams occurring within or adjacent to the permit area, it has been determined that no alluvial valley floors occur within or adjacent to the permit area.

Finding No. 6.  In cases where the mineral estate has been severed from the surface estate, the applicant complied with the requirements of NDCC 38-18 [NDCC 38-14.1-21(3)(f)].

For the tracts within Permit GRGR-0501, the applicant included leases and other documents in the permit application demonstrating compliance with the North Dakota Surface Owners Protection Act, NDCC 38-18.  This documentation included copies of the notice given to all surface owners within the permit area before the application was filed with the Commission.

Finding No. 7.  Lands within the permit area are not within areas subject to the prohibitions or limitations of NDCC 38-14.1-07 unless the area met the application review procedures of NDAC 69-05.2-04-01.1 [NDAC 69-05.2-10-03(6)(a)].

Lands to be permitted are:

a)

Not within the boundaries of units of the North Dakota State Park System, the National Park System, the National Wildlife Refuge System, the National System of Trails, the National Wilderness Preservation System, the National Wild and Scenic Rivers System, including study rivers designated under Section 5(a) of the Wild and Scenic Rivers Act and national recreation areas.

b)

Not federal lands within the boundaries of any national forest.

c)

Not within three hundred feet of any publicly owned park or places in the State Historic Sites Registry or the National Register of Historic Places.

A cultural resource survey and inventory of the permit area was conducted (Metcalf Archaeological Consultants 2004) and three sites were identified.  The results of this survey were accepted by the State Historical Society on April 21, 2005.  It was determined that two sites were not eligible for listing on the National Register of Historic Places.  Testing for significance or avoidance was recommended for the other site, 32WI74.  However, the applicant has agreed to avoid this site by establishing and maintaining a no disturbance buffer zone around it.  The two non-significant sites may be disturbed by mining activities.

The applicant has committed to reporting, testing and mitigating, if necessary, any previously unrecorded archeological, cultural, or historical materials that may be discovered while conducting mining activities.

d)

Within one hundred feet of the outside right-of-way line of any public road.  However, the applicant has stated that no mining disturbances will occur within one hundred feet of the outside edge of existing public road right-of-ways except where the haulroad joins a public road on the west side of the permit area.  This is allowed by NDAC 69-05.2-04-01.3.

e)

Not within three hundred feet of any public building, school, church, community, or institutional building.  The permit area is within five hundred feet of several occupied dwellings; however, except for one dwelling, the applicant has committed not to conduct any mining activities within five hundred feet of these dwellings.  The mine haulroad will come within five hundred feet of the dwelling located in the southeast corner of the NE¼SE¼ of Section 7, T154N, R100W, and the applicant has obtained a waiver from the owner as required by NDAC 69-05.2-04-01.4(2).

The proposed mining operations are within five hundred feet of farm buildings located in the SW¼SW¼ of Section 8, T154N, R100W; however, the applicant has obtained a waiver from the owners as set forth by the Surface Owner Protection Act, NDCC 38-18-07(2).  If mining is proposed within five hundred feet of other farm buildings in the future, additional waivers must be obtained or the applicant will have to pay the owner of the farm building the fair market value of the building or the entire costs of moving the farm building to a location where the coal removal area will not come within five hundred feet of the building as required by NDCC Section 38-18-07(2).

f)

Not within one hundred feet of cemeteries.  No cemeteries are located within or adjacent to the proposed permit area.

Finding No. 8.  No prime farmland exists within the proposed permit area [NDAC 69-05.2-10-03(6)(c) and NDCC 38-14.1-21(6)].

The applicant provided information that shows that no prime farmland exists within the permit area according to the Williams County Soil Survey published by the Natural Resources Conservation Service.

Finding No. 9.  The operations will not affect the continued existence of threatened or endangered species or result in the destruction or adverse modification of their critical habitats [NDAC 69-05.2-10-03(6)(d)].

No threatened or endangered species were observed within or contiguous to the proposed permit area.  Surface coal mining and reclamation activities will not affect the continued existence of threatened or endangered species or result in the destruction or adverse modification of their critical habitats.  The whooping crane and bald eagle could occur as occasional migrants through the area.  Habitats required for the black-footed ferret, pallid sturgeon, western prairie fringed orchid and least tern were not found in or adjacent to the permit area.  Piping plovers are not likely to occur in the area, as their natural habitat is not present in the proposed permit area.  The permit area does not contain piping plover designated critical habitat.  The U.S. Fish and Wildlife Service concurred with this finding in a letter received by the Commission on September 1, 2005.

Finding No. 10.  The applicant is not required to pay reclamation fees required by 30 CFR subchapter R [NDAC 69-05.2-10-03(6)(e)].

The applicant is not subject to the reclamation fees required by 30 CFR subchapter R since OSM determined that leonardite is not subject to the federal Surface Mining Control and Reclamation Act of 1977.  However, leonardite mining is subject North Dakota’s reclamation law based on the definition of coal in NDCC 38-14.1-02(3).

Finding No. 11.  The applicant has satisfied requirements for approving cropland as a postmining land use [NDAC 69-05.2-10-03(6)(f)].

The applicant has satisfied the requirements for approval of a cropland postmining land use under NDAC 69-05.2-22-01.  Areas reclaimed to cropland will be seeded with a tame grass/legume mix that will be managed as hayland.  The postmining topography and soils are suitable for cropland in the areas that will be cropped.

Finding No. 12.  All existing structures that will be used to support mining activities within the permit area comply with the requirements of NDCC 38-14.1-24 and NDAC 69-05.2-09-04 [NDAC 69-05.2-10-04].

No existing structures in the permit area will be used to support mining activities.

Finding No. 13.  No drill holes, boreholes or wells will be retained for other uses [NDAC 69-05.2-14-03].

The applicant has not proposed to retain any drill hole, borehole, or well for other uses.

Finding No. 14.  No spoil in the permit area is known to cause toxic mine drainage [NDAC 69-05.2-16-11].

The chemical characteristics of the overburden materials in the permit area are such that they do not produce toxic mine drainage.  The analysis of overburden samples included in the permit application do not reveal any substances that would cause any chemical reactions or physical effects that are likely to kill, injure, or impair biota commonly present in the area.

Finding No. 15.  Mining activities will not be conducted within or near any perennial stream [NDAC 69-05.2-16-20].

No intermittent streams occur within the permit area or in adjacent areas that could be impacted by the proposed mining operations.

Finding No. 16.  The applicant does not propose to use any experimental practices in the permit area [NDAC 69-05.2-27-02].

There are no plans included in the permit application to use any experimental practices that may be allowed under NDAC 69-05.2-27-02.

Finding No. 17.  The applicant does not control and has not controlled surface coal mining and reclamation operations with a demonstrated pattern of willful violations [NDAC 69-05.2-10-03(4)].

Commission records show that the applicant does not control and has not controlled surface coal mining and reclamation operations with a demonstrated pattern of willful violations of NDCC 38-14.1 or of other state laws.  The applicant does not conduct surface coal mining operations in any state other than North Dakota.

Finding No. 18.  Neither the applicant, nor any affiliated companies, have unabated violations or unpaid civil penalties [NDAC 69-05.2-10-03(1)].

Commission records do not indicate that the applicant, nor any affiliated companies, have any unpaid civil penalties or unabated violations of NDCC 38-14.1 or any other federal or state laws, rules, or regulations pertaining to air or water environmental protection.  Staff at the North Dakota Department of Health also verified that the applicant has no unabated violations with regard to air and water environmental protection standards.  The applicant does not conduct surface coal mining operations in any state other than North Dakota.

Finding No. 19.  A performance bond in the amount of $200,000 is sufficient for the proposed surface coal mining operations in this permit [NDAC 69-05.2-12-07].

The Commission has determined that a performance bond in the amount of $192,264 is sufficient to cover the required reclamation, restoration, and abatement work in the permit area.  A collateral bond in the form of an irrevocable letter of credit has been provided by GeoResources to cover this permit.  The amount of this performance bond is $200,000.

Subject to the right of any person with an interest that is or may be adversely affected to request a formal hearing under NDCC 38-14.1-30, Permit Number GRGR-0501 is hereby granted to GeoResources, Inc. to permit 160 acres of land in Williams County, North Dakota.  The surface coal mining and reclamation operations may be conducted on the following described areas subject to the requirements of Chapter 38-14.1 of the North Dakota Century Code, the rules promulgated thereunder, and the permit conditions listed on the attached form.

LOCATION

        MINE              ADDRESS                 Section     Township      Range      County

  GeoResources     Williston, ND                    8            T154N          R100W     Williams

             Total 160 ACRES

LEGAL DESCRIPTION OF PERMIT NO. GRGR-0501

    S½NW¼ and N½SW¼ of Section 8, T154N, R100W, Williams County, North Dakota

PUBLIC SERVICE COMMISSION

/s/ Susan E. Wefald	/s/ Tony Clark	/s/ Kevin Cramer
Susan E. Wefald	Tony Clark	Kevin Cramer
Commissioner	President	Commissioner

STATE OF NORTH DAKOTA

PUBLIC SERVICE COMMISSION

GeoResources, Inc. Permit No. GRGR-0501 Application	Case No. RC-05-173

SURFACE COAL MINING AND RECLAMATION PERMIT CONDITIONS

November 2, 2005

Surface Coal Mining Permit Number GRGR-0501 has been issued to GeoResources, Inc. subject to Chapter 38-14.1 of the North Dakota Century Code, all the rules promulgated thereunder, and the following standard conditions:

STANDARD CONDITIONS

1.

GeoResources, Inc. shall conduct surface coal mining and reclamation operations only on those lands specifically designated in the permit and only for the approved term of the permit and only in the manner or with the processes and techniques specified in the permit application and approved by the Commission.

2.

Each of the reclamation or monitoring procedures, techniques, methods or descriptions specified in the permit application and approved by the Commission, or revision or renewal thereof, or by order of the Commission following such approval shall be deemed a "permit condition" for the purposes of enforcement under North Dakota Century Code Chapter 38-14.1.

3.

GeoResources, Inc. shall take all possible steps to minimize any adverse effects to the environment or public health and safety resulting from non-compliance with any term or condition of the permit, including, but not limited to:  accelerated or additional monitoring necessary to determine the nature and extent of non-compliance, immediate implementation of measures necessary for compliance, and warning, as soon as possible after learning of such non-compliance, any person whose health and safety is in imminent danger due to the non-compliance.

4.

Compliance with any design criteria or technical specifications, even where design criteria or the specifications have been approved by the Commission as a part of this permit shall not relieve GeoResources, Inc. of the duty to redesign any criteria or technical specifications in order to comply with any applicable effluent limitation, applicable performance standard, water quality standard, ambient air quality standard, or any order issued by the Commission under North Dakota Century Code Chapter 38-14.1, if such design criteria or technical specifications are later found to be inadequate.

5.

GeoResources, Inc. shall dispose of solids, sludge filter backwash, or pollutants removed in the course of treatment or control of waters or emissions to the air in the manner required by North Dakota Century Code Chapter 38-14.1 and North Dakota Administrative Code Article 69-05.2, and which prevents violation of any other applicable law.

6.

GeoResources, Inc. shall conduct its operations in accordance with any measures specified in the permit as necessary to prevent significant, imminent environmental harm to the health or safety of the public.

7.

All applications for revisions to this permit must include a revision summary that describes the modifications that are proposed and indicates the pages, maps, or other parts of the permit that are revised or added.  All revised and added pages, maps, designs, etc. shall be formatted for incorporation into the text of the permit and the revision number and date revised must appear on each revised and/or added document.

8.

If a cessation order is issued under North Dakota Century Code Section 38-14.1-28, GeoResources, Inc. must either submit the following information, current to the date the cessation order was issued, or notify the Commission in writing that there has been no change since the last submittal:

a.

Any new information needed to correct or update the information previously submitted under subdivision e of subsection 1 of North Dakota Administrative Code Section 69-05.2-06-01.

b.

If not previously submitted, the information required from a permit applicant by subdivision e of subsection 1 of North Dakota Administrative Code Section 69-05.2-06-01.

SPECIAL CONDITION

1.  No mining related disturbance may occur in the permit area until the Department of the Interior approves the mine plan since the coal rights in the permit area are owned by the United States of America.

PUBLIC SERVICE COMMISSION

/s/ Susan E. Wefald	/s/ Tony Clark	/s/ Kevin Cramer
Susan E. Wefald	Tony Clark	Kevin Cramer
Commissioner	President	Commissioner